EXHIBIT 10.5

AMENDED AND RESTATED
EMPLOYMENT AND NON-COMPETITION AGREEMENT

Between

SUPERIOR ENERGY SERVICES, INC.

and

KENNETH BLANCHARD

EMPLOYMENT AND NON-COMPETITION AGREEMENT

            This Amended and Restated Employment and Non-Competition Agreement (this "Agreement") is entered into and effective as of July 15, 2001 between Superior Energy Services, Inc., a Delaware corporation (the "Company"), and Kenneth Blanchard ("Executive").

W I T N E S S E T H:

            WHEREAS, the Company and Executive are the parties to that certain Employment and Non-Competition Agreement dated July 15, 1999 (the "Employment Agreement"); and

            WHEREAS, the Company recognizes that Executive's contribution to the growth and success of the Company has been substantial and desires to provide for the continued employment of Executive by the Company, and Executive desires to continue to serve the Company on a full-time basis upon the terms and conditions herein provided; and

            WHEREAS, pursuant to their mutual desires that Employee's employment by the Company continue, the Company and Executive desire to amend and restate the Employment Agreement.

            NOW, THEREFORE, in consideration of the premises and of the respective representations and warranties hereinafter set forth and of the mutual covenants herein contained, the parties hereto hereby agree to amend and restate the Employment Agreement in its entirety as follows:

                        1.     Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth in this Agreement.

                        2.     Term.

                                (a)     Executive shall continue to be employed by the Company as provided in Section 1 and such employment shall continue until July 31, 2003; provided, however, that on December 31st of each year, commencing December 31, 2002, the term of Executive's employment under this Agreement shall be automatically extended for an additional year unless either party hereto gives written notice of the party's election not to so extend the term on or before such date.

                                (b)     Following Executive's ceasing, for whatever reason, to be an employee of the Company, each party shall have the right to enforce all its rights, and shall be bound by all obligations, that are continuing rights and obligations under the terms of this Agreement.

                        3.     Position and Duties. Executive shall perform such duties, consistent with Executive's status as an officer of the Company elected by the Board, as may be prescribed from time to time by the Company's President and Chief Executive Officer or other officers to whom authority has been delegated by the President and Chief Executive Officer. Executive also agrees to serve without additional compensation, if elected or appointed thereto, as an officer of any of the Company's subsidiaries.

                        4.     Compensation and Related Matters.

                                (a)     Salary. The Company shall pay to Executive a minimum annual base salary of [$153,820], payable in equal semi-monthly installments in accordance with the Company's regular payroll practices for its principal executives. Executive's base salary will be reviewed annually.

                                (b)     Incentive Bonus. Executive shall be eligible to earn an annual bonus pursuant to the Company's Management Incentive Plan based on the Executive's achievement of performance objectives for each year.

                                (c)     Stock Options. Executive shall be eligible for stock option grants under such option plans as the Company may have in force from time to time; provided that the grant of options to Executive and their terms and conditions, if any, are in the sole discretion of the Compensation Committee of the Board of Directors.

                                (d)     Automobile. The Company shall either provide a car allowance to Executive or make available to Executive a Company automobile for Executive's use in the discharge of his duties. The automobile so obtained by Executive shall be maintained at the expense of the Company in accordance with the policies and practices of the Company in effect from time to time.

                                (e)     Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary expenses incurred by Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

                                (f)     Other Benefits. Executive shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary and bonuses payable to Executive pursuant to this Section 4.

                                (g)     Vacations. Executive shall be excused from rendering his services during reasonable vacation periods for not more than 15 days per year and during other reasonable temporary absences. Executive shall also be entitled to all paid holidays and personal days given by the Company to its executives.

                        5.     Termination. Executive's employment hereunder may be terminated without any breach of this Agreement only under the following circumstances:

                                (a)     Death. Executive's employment hereunder shall terminate upon his death.

                                (b)     Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been absent from his duties hereunder on a full-time basis for a period of 60 consecutive days, or 120 non-consecutive days within any 365 day period, the Company may terminate Executive's employment.

                                (c)     Cause. The Company may terminate Executive's employment hereunder for Cause. For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment hereunder upon: (i) substantial and continued willful failure by Executive to perform his duties hereunder which results, or could reasonably be expected to result, in material harm to the business or reputation of the Company, which failure is not cured (if curable) by Executive within 15 days after written notice of such failure is delivered to Executive by the Company; and (ii) the commission by Executive of any criminal act involving moral turpitude or a felony which results in an arrest or indictment, or the commission by Executive, based on reasonable proof, of any act of fraud or embezzlement involving the Company or its customers or suppliers. For purposes of this Section 5(c), no act, or failure to act, on Executive's part shall be considered "willful" unless done, or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

                                (d)     By Executive. Executive's employment with the Company may be terminated pursuant to Section 8.

                               (e)     Notice of Termination. Any termination of Executive's employment by the Company or by Executive (other than termination pursuant to Section 5(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 9. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

                                (f)     Date of Termination. "Date of Termination" shall mean if Executive's employment is terminated (i) by his death, the date of his death, (ii) pursuant to Section 5(b), 30 days after the Notice of Termination is given (provided that Executive shall not have returned to the performance of his duties on a full-time basis during such 30 day period), (iii) pursuant to Section 5(c), the date specified in the Notice of Termination, and (iv) pursuant to Section 5(d), 30 days after the Notice of Termination is given.

                        6.     Compensation Upon Termination.

                                (a)     If Executive's employment is terminated pursuant to Section 5, the Company shall pay Executive his then current base salary through the Date of Termination.

                                (b)     If the Executive's employment is terminated for any reason, he shall be entitled to receive any amounts that are due or become due under Section 4(e).

                                 (c)     If Executive's employment is terminated pursuant to Section 5(a), 5(b) or 5(d), the Company shall provide continuation coverage under applicable law with respect to the relevant group medical and dental insurance benefits to which Executive was entitled immediately prior to the Notice of Termination.

                                (d)     This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him under this Agreement if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee, or other designee or, if there be no such designee, to Executive's estate.

                        7.     Nondisclosure and Noncompetition

                                (a)      Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

                        (i)     "Confidential Information" means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company and its subsidiaries, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company and its subsidiaries (other than information known by such persons through a violation of an obligation of confidentiality to the Company), whether produced by the Company and its subsidiaries or any of their consultants, agents or independent contractors or by Executive, and whether or not marked confidential, including without limitation information relating to the Company's or its subsidiaries' products and services, business plans, business acquisitions, processes, product or service research and development methods or techniques, training methods and other operational methods or techniques, quality assurance procedures or standards, operating procedures, files, plans, specifications, proposals, drawings, charts, graphs, support data, trade secrets, supplier lists, supplier information, purchasing methods or practices, distribution and selling activities, consultants' reports, marketing and engineering or other technical studies, maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists and analyses, employee lists, customer lists, customer source lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.

                        (ii)     "Company's Business" includes providing services in connection with the plugging and abandonment of oil and gas wells, providing wireline services, chartering and operating lift boats and other marine service vessels, renting specialized tools and equipment used in oil and gas drilling and production, providing workover services on oil and gas wells, providing oil spill containment services, and renting equipment and/or tools used in fishing operations.

                                (b)     Nondisclosure of Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all Confidential Information which shall have been obtained by Executive during Executive's employment by the Company and shall use such Confidential Information solely within the scope of his employment with and for the exclusive benefit of the Company. At the end of the employment term, Executive agrees (i) not to communicate, divulge or make available to any person or entity (other than the Company) any such Confidential Information, except upon the prior written authorization of the Company or as may be required by law or legal process, and (ii) to deliver promptly to the Company any Confidential Information in his possession, including any duplicates thereof and any notes or other records Executive has prepared with respect thereto. In the event that the provisions of any applicable law or the order of any court would require Executive to disclose or otherwise make available any Confidential Information then Executive shall give the Company prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.

                                (c)     Limited Covenant Not to Compete. During the term of Executive's employment under this Agreement and for a period of two years thereafter, Executive agrees that:

                        (i)     Executive shall not, directly or indirectly, for himself or others, own, manage, operate, control, be employed by, engage or participate in, allow his skill, knowledge, experience or reputation to be used by, or otherwise be connected in any manner with the ownership, management, operation or control of, any company or other business enterprise engaged in any aspect of the Company's Business, within any parish (or any adjacent offshore areas) of the State of Louisiana, (as set forth in Appendix A), or within the States of Florida, Alabama, Mississippi or Texas (including any adjacent offshore areas), and any other state or other jurisdiction (or any adjacent offshore areas) (whether within or outside the United States), in which the Company or any of its subsidiaries carries on a like line of business on the Date of Termination; provided, however, that nothing contained herein shall prohibit Executive from making passive investments in any publicly held company that do not exceed in the aggregate 1% of the equity interest of such company;

                        (ii)     Executive shall not call upon any customer of the Company or its subsidiaries or any potential customer of the Company, for the purpose of soliciting, diverting or enticing away the business of such person or entity, or otherwise disrupting any previously established relationship existing between such person or entity and the Company or its subsidiaries;

                        (iii)     Executive shall not solicit, induce, influence or attempt to influence any supplier, lessor, licensor, or any other person who has a business relationship with the Company or its subsidiaries, or who on the Date of Termination is engaged in discussions or negotiations to enter into a business relationship with the Company or its subsidiaries, to discontinue or reduce the extent of such relationship with the Company or its subsidiaries; and

                        (iv)     Executive shall not make contact with any of the employees of the Company or its subsidiaries with whom he had contact during the course of his employment with the Company for the purpose of soliciting such employee for hire, whether as an employee or independent contractor, or otherwise disrupting such employee's relationship with the Company or its subsidiaries.

Executive further agrees that during the term of this Agreement and for a period of two years thereafter, Executive shall not hire any employee of the Company as an employee or independent contractor, whether or not such engagement is solicited by Executive.

Notwithstanding the foregoing, the parties agree that this Section 7(c) shall not be binding upon the Executive if Executive is discharged by the Company for other than disability or Cause.

                                (d)     Protection of Information.

                        (i)     The Company shall disclose to Executive, or place Executive in a position to have access to or develop, trade secrets or confidential information of the Company; and/or shall entrust Executive with business opportunities of the Company; and/or shall place Executive in a position to develop business good will on behalf of the Company.

                        (ii)     Executive agrees not to disclose or utilize, for Executive's personal benefit or for the direct or indirect benefit of any other person or entity, or for any other reason, whether for consideration or otherwise, during the term of his employment hereunder or at any time thereafter, any information, ideas, concepts, improvements, discoveries or inventions, whether patentable or not, which are conceived, made, developed, or acquired by Executive, individually or in conjunction with others, during Executive's employment by the Company (whether during business hours or otherwise and whether on the Company's premises or otherwise) which relate to the business, products, or services of the Company (including, without limitation, all such business ideas, prospects, proposals or other opportunities which are developed by Executive during his employment hereunder, or originated by any third party and brought to the attention of Executive during his employment hereunder, together with information relating thereto (including, without limitation, data, memoranda, opinions or other written, electronic or charted means, or any other trade secrets or other confidential or proprietary information of or concerning the Company)) (collectively, "Business Information"). Moreover, all documents, drawings, notes, files, data, records, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, and all other writings or materials of any type embodying any such Business Information are and shall be the sole and exclusive property of the Company. Upon termination of Executive's employment by the Company, for any reason, Executive promptly shall deliver all Business Information, and all copies thereof, to the Company. As a result of knowledge of confidential Business Information of third parties, such as customers, suppliers, partners, joint ventures, and the like, of the Company, Executive also agrees to preserve and protect the confidentiality of such third party Business Information to the same extent, and on the same basis, as the Company's Business Information.

                        (iii)     Executive agrees that, during his employment, any inventions (whether or not patentable), concepts, ideas, expressions, discoveries, or improvements, including, without limitation, products, processes, methods, publications, works of authorship, software programs, designs, trade secrets, technical specifications, algorithms, technical data, know-how, internal reports and memoranda, marketing plans and any other patent or proprietary rights conceived, devised, developed, or reduced to practice, in whole or in part, by the Executive during the term of his employment by the Company (the "Developments") are the sole and exclusive property of the Company on a worldwide basis as works made for hire or otherwise, and further that any revenue or other consideration obtained from the sale, license or other transfer or conveyance of any such Development, or a product or service incorporating such Development, is solely for the benefit of and becomes the property of the Company. To the extent a Development may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assigns at the time of creation of the Development, without any requirement of further consideration, any and all right, title and interest he may have in such Development. Executive shall preserve each such Development as confidential and proprietary information of the Company. Executive shall promptly disclose each such Development and shall, upon demand, at the Company's expense, execute and deliver to the Company such documents, instruments, deeds, acts and things as the Company may request to evidence or maintain the Company's ownership of the Development, in any and all countries of the world, or to effect enforcement thereof, and to assign all rights, if any, of the Executive in and to each of such Developments. In addition, Executive agrees not to publish or seek to publish any information whatsoever concerning any Development without the prior written consent of the Company, which may be withheld in its sole and absolute discretion.

                        (iv)     Any inventions relating to the business of the Company conceived or reduced to practice after the Executive leaves the employ of the Company shall be conclusively deemed to have been conceived and/or reduced to practice during the period of the employment if conceived and/or reduced to practice within six months from termination of employment, and shall be subject to the terms of this Section 7.

                                (e)     Injunctive Relief. Executive acknowledges that a breach by Executive of paragraph (b), (c) and (d) of this Section 7 would cause immediate and irreparable harm to the Company for which an adequate monetary remedy does not exist; hence, Executive agrees that, in the event of a breach or threatened breach by Executive of the provisions of paragraph (b), (c) or (d) of this Section 7 during or after the employment term, the Company shall be entitled to injunctive relief restraining Executive from violation of any such paragraph without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of this Agreement by Executive including, but not limited to, recovery of costs and expenses such as reasonable attorney's fees incurred by reason of any such breach, actual damages sustained by the Company as a result of any such breach, and cancellation of any unpaid salary, bonus, commissions or reimbursements otherwise outstanding at the Date of Termination.

                                (f)     Governing Law of this Section 7; Consent to Jurisdiction. Any dispute regarding the reasonableness of the covenants and agreements set forth in this Section 7, or the territorial scope or duration thereof, or the remedies available to the Company upon any breach of such covenants and agreements, shall be governed by and interpreted in accordance with the laws of the state in which the prohibited competing activity or disclosure occurs, and, with respect to each such dispute, the Company and Executive each hereby irrevocably consent to the exclusive jurisdiction of the state and federal courts sitting in the relevant state for resolution of such dispute, and agree to be irrevocably bound by any judgment rendered thereby in connection with such dispute, and further agree that service of process may be made upon him in any legal proceeding relating to this Section 7 by any means allowed under the laws of such state. Each party irrevocably waives any objection he, she or it may have as to the venue of any such suit, action or proceeding brought in such a court or that such a court is an inconvenient forum.

                                (g)     Executive's Understanding of this Section. Executive hereby represents to the Company that he has read and understands, and agrees to be bound by, the terms of this Section. Executive acknowledges that the geographic scope and duration of the covenants contained in paragraph (c) are the result of arm's-length bargaining and are fair and reasonable in light of (i) the importance of the functions performed by Executive and the length of time it would take the Company to find and train a suitable replacement, (ii) the nature and wide geographic scope of the operations of the Company, (iii) Executive's level of control over and contact with the Company's business and operations in all jurisdictions where same are conducted and (iv) the fact that the Company's Business is conducted throughout the geographic area where competition is restricted by this Agreement. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect and therefore, to the extent permitted by applicable law, the parties hereto waive any provision of applicable law that would render any provision of this Section 7 invalid or unenforceable.

                        8.     Successors. If during the time this Agreement is in force, the Company is acquired by another corporation or other business entity (whether direct or indirect, by purchase, merger, consolidation or otherwise), and the unvested options, if any, to acquire Company common stock held by the Executive vest as a result of the acquisition, either Executive or the Company shall be entitled within 90 days after the consummation of the acquisition to terminate the Executive's employment with the Company by providing the other a Notice of Termination. On the Termination Date, in addition to any other amounts due Executive hereunder, the Executive shall receive a payment from the Company in an amount equal to the sum of his salary and bonus for the Company's two most recent fiscal years. If any payment or benefit received or to be received by Executive in connection with the termination of Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company) would be subject (in whole or in part), to an excise tax imposed under Internal Revenue Code, then, at Executive's option, Executive's benefits pursuant to Section 6(c) and this Section 8(a) may be reduced to the extent necessary so such benefits are not subject to the Excise Tax.

                        9.     Notice. For the purpose of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States certified or registered mail, return receipt requested, postage prepared, addressed as follows:

            If to Executive:
                        1105 Peters Road
                        Harvey, Louisiana 70058

            If to the Company:
                        Superior Energy Services, Inc.
                        1105 Peters Road
                        Harvey, Louisiana 70058

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                        10.     Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and such officer of the Company as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

                        11.     Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

                        12.     Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                        13.     Rights and Remedies. In the event that Executive institutes proceedings to enforce this Agreement; he shall be entitled to recover all reasonable attorneys' fees and costs incurred, in addition to any damages or other relief awarded.

                        14.     Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled.

                        15.     Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Louisiana without regard to principles of conflict of laws, except as expressly provided in Section 7(f) above with respect to the resolution of disputes arising under, or the Company's enforcement of, Section 7 of this Agreement.

                        IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

SUPERIOR ENERGY SERVICES, INC.
By: /S/ TERENCE E. HALL Terence E. Hall President and Chief Executive Officer
/S/ KENNETH BLANCHARD Kenneth Blanchard

APPENDIX A

Acadia	Madison
Allen	Morehouse
Ascension	Natchitoches
Assumption	Orleans
Avoyelles	Ouachita
Beauregard	Plaquemines
Bienville	Pointe Coupee
Bossier	Rapides
Caddo	Red River
Calcasieu	Richland
Caldwell	Sabine
Cameron	St. Bernard
Catahoula	St. Charles
Claiborne	St. Helena
Concordia	St. James
DeSoto	St. John the Baptist
East Baton Rouge	St. Landry
East Carroll	St. Martin
East Feliciana	St. Mary
Evangeline	St. Tammany
Franklin	Tangipahoa
Grant	Tensas
Iberia	Terrebonne
Iberville	Union
Jackson	Vermillion
Jefferson	Vernon
Jefferson Davis	Washington
Lafayette	Webster
Lafourche	West Baton Rouge
LaSalle	West Carroll
Lincoln	West Feliciana
Livingston	Winn